Exhibit 8.2

A LIMITED LIABILITY PARTNERSHIP TELEPHONE: +44 (0)20-7959-8900 FACSIMILE: +44 (0)20-7959-8950 WWW.SULLCROM.COM	One New Fetter Lane London EC4A 1AN, England ______________________ BRUSSELS • FRANKFURT • PARIS LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C. BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

August 3, 2026

Stellantis N.V.,
Taurusavenue 1,
2132 LS Hoofddorp,
The Netherlands.

Stellantis Finance US Inc.,
1000 Chrysler Drive,
Auburn Hills, MI 48326, USA.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the filing, on the date hereof, of your Form F-3 Registration Statement filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on August 3, 2026 (as amended, the “Registration Statement”). We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion in the Prospectus included in the Registration Statement, under the caption “TAXATION – United States Taxation of Debt Securities” subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion and is fair and accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP